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               FIRST CAPITAL, INC. REPORTS THIRD QUARTER EARNINGS

Corydon, Indiana--(BUSINESS WIRE)--October 22, 2004. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $856,000 or $0.30 per diluted share for the quarter ended September 30, 2004, compared to $886,000 or $0.32 per diluted share during the same period in 2003.

The reduction in earnings was caused by an increase in noninterest expense, partially offset by increases in noninterest income and net interest income after provision for loan losses.

Net interest income after provision for loan losses increased $98,000 for the quarter ended September 30, 2004 as compared to the quarter ended September 30, 2003. Interest income increased $24,000 while interest expense increased $101,000 when comparing the two periods. The provision for loan losses decreased from $275,000 during the quarter ended September 30, 2003 compared to $100,000 for the same period in 2004. The main reason for this difference is during the quarter ended September 30, 2003, the total of nonaccrual loans increased $550,000, while the nonaccrual loans decreased $24,000 during the same period in 2004.

Noninterest income increased $94,000 for the quarter ended September 30, 2004 as compared to the quarter ended September 30, 2003. The Bank realized a $60,000 gain on the sale of mortgage loans during the quarter ended September 30, 2004 while no mortgages were sold during the quarter ended September 30, 2003.

Noninterest expenses increased $263,000 as compared to the quarter ended September 30, 2003. Compensation and benefits accounted for $217,000 of the increase. The large number of refinancings during 2003 resulted in a reduction of compensation and benefits of $187,000 during the quarter ended September 30, 2003 due to the deferral of the costs associated with underwriting loans. The same quarter of 2004 resulted in a reduction of only $62,000 as loan originations declined.

For the nine months ended September 30, 2004, the Company earned $2.6 million or $0.91 per diluted share compared to $2.6 million or $0.96 per diluted share for the same period in 2003.

Net interest income after provision for loan loss increased $543,000 for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. Interest income increased $535,000 when comparing the two periods, primarily due to an increase in the average balance of interest-earning assets from $348.0 million during the first nine months of 2003 to $388.2 million for the same period in 2004. Interest expense increased $247,000 when comparing the two periods primarily due to a $35.0 million increase in the average balance of interest-bearing liabilities. Most of these increases were the result of the March 2003 acquisition of Hometown Bancshares, Inc. (Hometown), the holding company for Hometown National Bank, in New Albany, Indiana. The provision for loan losses decreased $255,000 when comparing the two periods.

Noninterest income increased $286,000 when comparing the nine months ended September 30, 2004 to the same period in 2003. Service charges on deposits increased $108,000 while gains on the sale of mortgage loans and mortgage brokerage fees increased $83,000 and $65,000, respectively.

Noninterest expenses increased $967,000 when comparing the two periods. Compensation and benefits were responsible for $813,000 of this increase. The additional employees from the two former Hometown locations, as well as the Jeffersonville office, opened in May 2003, contributed to this increase as did the reduction of the deferral of costs associated with underwriting loans. Other operating expenses increased $93,000 as charitable contributions and expenses on other real estate owned each increased $28,000.

Total assets as of September 30, 2004 were $424.2 million compared to $409.1 million at December 31, 2003. Net loans receivable increased $16.5 million during the period and was the primary factor behind the asset growth. The funding for loan growth was provided by increases in deposits of $9.6 million and Federal Home Loan Bank advances of $4.0 million.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available
anywhere    with    Internet    access    through   the   Bank's    website   at
www.firstharrison.com.  First Harrison Financial  Services,  a subsidiary of the
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Bank, offers a full array of property,  casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.


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This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)


                                                                          NINE MONTHS ENDED                   THREE MONTHS ENDED
                                                                            SEPTEMBER 30,                        SEPTEMBER 30,
OPERATING DATA                                                         2004              2003                 2004          2003
                                                                       ----              ----                 ----          ----
   (Dollars in thousands, except per share data)
Total interest income                                            $   16,387          $   15,852          $    5,530    $    5,506
Total interest expense                                                6,749               6,502               2,290         2,189
                                                                 ----------          ----------          ----------    -----------
Net interest income                                                   9,638               9,350               3,240         3,317
Provision for loan losses                                               345                 600                 100           275
                                                                 ----------          ----------          ----------    -----------
Net interest income after provision for loan losses                   9,293               8,750               3,140         3,042

Total non-interest income                                             1,975               1,689                 679           585
Total non-interest expense                                            7,408               6,441               2,520         2,257
                                                                 ----------          ----------          ----------    -----------
Income before income taxes                                            3,860               3,998               1,299         1,370
Income tax expense                                                    1,310               1,391                 443           484
                                                                 ----------          ----------          ----------    -----------
Net income                                                       $    2,550          $    2,607          $      856    $      886
                                                                 ==========          ==========          ==========    ===========

Net income per common share, basic                               $     0.92          $     0.97          $     0.31    $     0.32
                                                                 ==========          ==========          ==========    ===========
Weighted average common shares outstanding - basic                2,774,604           2,686,597           2,774,524     2,772,387

Net income per common share, diluted                             $     0.91          $     0.96          $     0.30    $     0.32
                                                                 ==========          ==========          ==========    ===========
Weighted average common shares outstanding - diluted              2,809,512           2,722,501           2,807,355     2,806,214



                                                 SEPTEMBER 30,     DECEMBER 31,
BALANCE SHEET INFORMATION                           2004               2003
                                                    ----               ----
Cash and due from banks                          $ 13,244            $ 12,190
Interest bearing deposits with banks                2,849               1,371
Investment securities                              63,242              67,751
Gross loans                                       323,187             306,633
Allowance for loan losses                           2,416               2,433
Earning assets                                    390,492             376,416
Total assets                                      424,234             409,138
Deposits                                          312,055             302,468
FHLB debt                                          64,249              60,242
Stockholders' equity                               44,965              43,895
Non-performing assets:
  Nonaccrual loans                                  2,703               2,637
  Foreclosed real estate                              706                 225
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Contact:

        First Captial, Inc.
        M. Chris Frederick, 812/738-2198, ext. 234